Exhibit 99.1

AMAZON.COM ANNOUNCES SECOND QUARTER SALES UP 35% YEAR OVER YEAR; MEDIA GROWS 27%; ELECTRONICS AND OTHER GENERAL MERCHANDISE GROWS 55%; RECORD FREE CASH FLOW

SEATTLE—(BUSINESS WIRE)—July 24, 2007—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2007.

Operating cash flow was $895 million for the trailing twelve months, compared with $610 million for the trailing twelve months ended June 30, 2006. Free cash flow was $700 million for the trailing twelve months, an increase of 87% compared with $375 million for the trailing twelve months ended June 30, 2006.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 435 million on June 30, 2007, compared with 443 million a year ago.

Net sales increased 35% to $2.89 billion in the second quarter, compared with $2.14 billion in second quarter 2006. Excluding the $46 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 33% compared with second quarter 2006.

Operating income increased 149% to $116 million in the second quarter, compared with $47 million in second quarter 2006.

Net income increased 257% to $78 million in the second quarter, or $0.19 per diluted share, compared with net income of $22 million, or $0.05 per diluted share in second quarter 2006.

“Our strong revenue growth this quarter was fueled by low prices and the added convenience of Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “More and more customers are taking advantage of Amazon Prime and we’re pleased with the acceleration in subscriber growth this quarter.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com and our Fulfillment by Amazon (FBA) partners. Members can order as late as 6:30 p.m. ET and still receive their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.60 billion, up 38% from second quarter 2006.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.28 billion, up 31% from second quarter 2006. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 26%.

•	Worldwide Media grew 27% to $1.83 billion in second quarter 2007, compared to $1.45 billion in second quarter 2006.

•	Worldwide Electronics & Other General Merchandise grew 55% to $970 million in second quarter 2007 and increased to 34% of worldwide net sales compared with 29% in second quarter 2006.

•	The Company received orders for more than 2.2 million copies of Harry Potter and the Deathly Hallows worldwide in advance of its July 21 release, making it Amazon’s largest new product release.

•

Amazon.co.jp launched Amazon Prime for its Japanese customers in June. Members pay an annual fee of JPY 3,900 for access to unlimited express delivery service that can be used throughout Japan. The service offers same-day delivery for the Kanto area and next-day delivery to other locations.

•	Amazon Enterprise Solutions and Lacoste launched a multi-channel e-commerce solution, including a website (www.lacoste.com), phone ordering, customer service, and fulfillment.

•

Amazon Europe launched a Jewelry and Watches store on its amazon.co.uk website and a Watches store on its amazon.de website, both offering customers thousands of items from brands such as Rotary, Diesel, Timex and Citizen.

•	Amazon Europe launched Merchants@ technology on its amazon.fr website, enabling branded businesses to offer their selection of new products.

•	Joyo.com has been re-branded as Joyo Amazon and now incorporates many of the features and functionalities found on other Amazon websites.

•	Over 265,000 developers have registered to use Amazon Web Services, up 25,000 from the prior quarter.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of July 24, 2007. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Third Quarter 2007 Guidance

•	Net sales are expected to be between $3.0 billion and $3.175 billion, or to grow between 30% and 38% compared with third quarter 2006.

•

Operating income is expected to be between $75 million and $110 million, or grow between 88% and 175% compared with third quarter 2006. This guidance includes $50 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2007 Expectations

•	Net sales are expected to be between $13.80 billion and $14.30 billion, or to grow between 29% and 34% compared with 2006.

•

Operating income is expected to be between $540 million and $640 million, or grow between 39% and 65% compared with 2006. This guidance includes $185 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and all subsequent filings.

About Amazon.com

Amazon.com, Inc., (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006	2007	2006
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$748	$507	$1,022	$1,013	$683	$629

OPERATING ACTIVITIES:
Net income	78	22	189	73	306	302
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	60	43	122	83	244	149
Stock-based compensation	46	30	80	41	140	84
Other operating expense, net	3	3	3	6	7	10
Losses (gains) on sales of marketable securities, net	—	(1)	1	1	(2)	—
Remeasurements and other	5	(11)	9	(7)	9	(14)
Deferred income taxes	(2)	(2)	—	8	14	(15)
Excess tax benefit on stock awards	(35)	(21)	(60)	(29)	(133)	(34)
Changes in operating assets and liabilities:
Inventories	25	30	151	63	(193)	(128)
Accounts receivable, net and other	(10)	16	56	66	(113)	(37)
Accounts payable	82	4	(520)	(438)	319	207
Accrued expenses and other	31	22	(28)	(42)	256	88
Additions to unearned revenue	64	38	109	92	223	181
Amortization of previously unearned revenue	(48)	(43)	(92)	(90)	(182)	(183)

Net cash provided by (used in) operating activities	299	130	20	(173)	895	610

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(47)	(58)	(82)	(104)	(195)	(235)
Acquisitions, net of cash acquired	(22)	—	(22)	(28)	(26)	(32)
Sales and maturities of marketable securities and other investments	161	249	945	537	2,253	883
Purchases of marketable securities and other investments	(180)	(232)	(694)	(362)	(2,262)	(1,009)

Net cash provided by (used in) investing activities	(88)	(41)	147	43	(230)	(393)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	35	7	44	13	65	55
Excess tax benefit on stock awards	35	21	60	29	133	34
Common stock repurchased	—	—	(248)	—	(500)	—
Proceeds from long-term debt and other	—	66	—	69	3	82
Repayments of long-term debt and capital lease obligations	(29)	(21)	(46)	(334)	(67)	(341)

Net cash provided by (used in) financing activities	41	73	(190)	(223)	(366)	(170)
Foreign-currency effect on cash and cash equivalents	4	14	5	23	22	7

Net increase (decrease) in cash and cash equivalents	256	176	(18)	(330)	321	54

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,004	$683	$1,004	$683	$1,004	$683

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1	$—	$44	$63	$68	$84
Cash paid for income taxes	7	3	10	8	17	15
Fixed assets acquired under capital leases and other financing arrangements	9	17	21	21	68	27

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$2,886	$2,139	$5,901	$4,418
Cost of sales	2,185	1,630	4,480	3,361

Gross profit	701	509	1,421	1,057
Operating expenses (1):
Fulfillment	258	189	518	383
Marketing	65	53	137	107
Technology and content	201	167	387	314
General and administrative	58	50	114	95
Other operating expense, net	3	3	3	6

Total operating expenses	585	462	1,159	905

Income from operations	116	47	262	152
Interest income	20	13	39	27
Interest expense	(19)	(19)	(38)	(38)
Other income (expense), net	(1)	1	(1)	—
Remeasurements and other	(5)	12	(7)	9

Total non-operating expense	(5)	7	(7)	(2)

Income before income taxes	111	54	255	150
Provision for income taxes	33	32	66	77

Net income	$78	$22	$189	$73

Basic earnings per share	$0.19	$0.05	$0.46	$0.18

Diluted earnings per share	$0.19	$0.05	$0.45	$0.17

Weighted average shares used in computation of earnings per share:
Basic	412	418	412	417

Diluted	423	426	421	426

(1) Includes stock-based compensation as follows:
Fulfillment	$10	$7	$17	$10
Marketing	2	1	3	2
Technology and content	25	16	44	23
General and administrative	9	6	16	6

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
North America
Net sales	$1,601	$1,157	$3,223	$2,404
Cost of sales	1,167	848	2,350	1,753

Gross profit	434	309	873	651
Direct segment operating expenses (1)	352	284	705	565

Segment operating income	$82	$25	$168	$86

International
Net sales	$1,285	$982	$2,678	$2,014
Cost of sales	1,018	782	2,130	1,608

Gross profit	267	200	548	406
Direct segment operating expenses (1)	184	145	371	293

Segment operating income	$83	$55	$177	$113

Consolidated
Net sales	$2,886	$2,139	$5,901	$4,418
Cost of sales	2,185	1,630	4,480	3,361

Gross profit	701	509	1,421	1,057
Direct segment operating expenses	536	429	1,076	858

Segment operating income	165	80	345	199
Stock-based compensation	(46)	(30)	(80)	(41)
Other operating expense, net	(3)	(3)	(3)	(6)

Income from operations	116	47	262	152
Total non-operating income (expense)	(5)	7	(7)	(2)
Provision for income taxes	(33)	(32)	(66)	(77)

Net income	$78	$22	$189	$73

Segment Highlights:
Y/Y net sales growth:
North America	38%	21%	34%	21%
International	31	24	33	21
Consolidated	35	22	34	21
Y/Y gross profit growth:
North America	40%	11%	34%	17%
International	34	16	35	16
Consolidated	38	13	34	16
Y/Y segment operating income growth:
North America	233%	(66)%	94%	(37)%
International	50	(8)	56	(8)
Consolidated	106	(39)	72	(23)
Net sales mix:
North America	55%	54%	55%	54%
International	45	46	45	46

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
North America
Media	$923	$730	$1,913	$1,545
Electronics and other general merchandise	606	365	1,170	738
Other	72	62	140	121

Total North America	1,601	1,157	3,223	2,404
International
Media	910	718	1,910	1,481
Electronics and other general merchandise	364	259	747	524
Other	11	5	21	9

Total International	1,285	982	2,678	2,014
Consolidated
Media	1,833	1,448	3,823	3,026
Electronics and other general merchandise	970	624	1,917	1,262
Other	83	67	161	130

Total Consolidated	$2,886	$2,139	$5,901	$4,418

Y/Y Net Sales Growth:
North America:
Media	26%	15%	24%	16%
Electronics and other general merchandise	66	32	58	32
Other	15	25	16	25
Total North America	38	21	34	21
International:
Media	27%	17%	29%	15%
Electronics and other general merchandise	40	45	42	39
Other	143	354	147	388
Total International	31	24	33	21
Consolidated:
Media	27%	16%	26%	16%
Electronics and other general merchandise	55	37	52	35
Other	23	32	25	31
Total Consolidated	35	22	34	21
Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	23%	20%	23%	22%
Electronics and other general merchandise	34	48	34	46
Other	128	362	128	412
Total International	26	27	27	28
Consolidated:
Media	25%	18%	24%	19%
Electronics and other general merchandise	53	38	48	38
Other	22	32	23	32
Total Consolidated	33	23	31	24
Consolidated Net Sales Mix:
Media	63%	68%	65%	68%
Electronics and other general merchandise	34	29	32	29
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,004	$1,022	$683
Marketable securities	661	997	736
Inventories	735	877	521
Accounts receivable, net and other	384	399	225
Deferred tax assets	75	78	66

Total current assets	2,859	3,373	2,231
Fixed assets, net	443	457	405
Deferred tax assets	224	199	208
Goodwill	214	195	193
Other assets	244	139	128

Total assets	$3,984	$4,363	$3,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,295	$1,816	$943
Accrued expenses and other	641	716	467

Total current liabilities	1,936	2,532	1,410
Long-term debt	1,256	1,247	1,237
Other long-term liabilities	242	153	135

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 427, 422 and 419
Outstanding shares — 413, 414 and 419	4	4	4
Treasury stock, at cost	(500)	(252)	—
Additional paid-in capital	2,704	2,517	2,334
Accumulated other comprehensive income (loss)	3	(1)	(2)
Accumulated deficit	(1,661)	(1,837)	(1,953)

Total stockholders' equity	550	431	383

Total liabilities and stockholders' equity	$3,984	$4,363	$3,165

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Y/ Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$610	$587	$702	$726	$895	47%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$235	$221	$216	$205	$195	(17)%

Free cash flow (operating cash flow less purchases of fixed assets) —TTM	$375	$366	$486	$521	$700	87%

Common shares and stock-based awards outstanding	443	435	436	430	435	(2)%
Common shares outstanding	419	411	414	409	413	(1)%
Stock-based awards outstanding	24	24	22	21	22	(10)%
Stock-based awards outstanding — % of common shares outstanding	5.8%	5.8%	5.3%	5.1%	5.3%	N/A

Results of Operations

Worldwide (WW) net sales	$2,139	$2,307	$3,986	$3,015	$2,886	35%
WW net sales — Y/Y growth, excluding F/X	23%	23%	30%	29%	33%	N/A
WW net sales — TTM	$9,253	$9,701	$10,711	$11,447	$12,193	32%
WW net sales — TTM Y/Y growth, excluding F/X	24%	23%	26%	27%	29%	N/A

Gross profit	$509	$549	$850	$719	$701	38%
Gross margin — % of WW net sales	23.8%	23.8%	21.3%	23.8%	24.3%	N/A
Gross profit — TTM	$2,187	$2,273	$2,456	$2,628	$2,820	29%
Gross margin — TTM % of WW net sales	23.6%	23.4%	22.9%	23.0%	23.1%	N/A

Operating income (1)	$47	$40	$197	$145	$116	149%
Operating margin — % of WW net sales	2.2%	1.7%	4.9%	4.8%	4.0%	N/A
Operating income — TTM (1)	$372	$357	$389	$429	$498	34%
Operating margin — TTM % of WW net sales	4.0%	3.7%	3.6%	3.7%	4.1%	N/A

Net income (2)	$22	$19	$98	$111	$78	257%
Net income per diluted share (2)	$0.05	$0.05	$0.23	$0.26	$0.19	261%
Net income — TTM (2)	$302	$292	$190	$249	$306	1%
Net income per diluted share — TTM (2)	$0.71	$0.69	$0.45	$0.59	$0.72	2%

Segments

North America Segment:
Net sales	$1,157	$1,257	$2,208	$1,622	$1,601	38%
Net sales — Y/Y growth, excluding F/X	20%	21%	31%	30%	38%	N/A
Net sales — TTM	$5,128	$5,343	$5,869	$6,244	$6,687	30%
Gross profit	$309	$343	$532	$439	$434	40%
Gross margin — % of North America net sales	26.7%	27.3%	24.1%	27.1%	27.1%	N/A
Gross profit — TTM	$1,361	$1,411	$1,525	$1,623	$1,747	28%
Gross margin — TTM % of North America net sales	26.5%	26.4%	26.0%	26.0%	26.1%	N/A
Operating income (1)	$25	$22	$123	$86	$82	233%
Operating margin — % of North America net sales	2.1%	1.7%	5.5%	5.3%	5.1%	N/A
Operating income — TTM (1)	$245	$200	$230	$254	$312	27%
Operating margin — TTM % of North America net sales	4.8%	3.8%	3.9%	4.1%	4.7%	N/A

International Segment:
Net sales	$982	$1,050	$1,778	$1,393	$1,285	31%
Net sales — Y/Y growth, excluding F/X	27%	26%	28%	27%	26%	N/A
Net sales — TTM	$4,125	$4,358	$4,842	$5,203	$5,506	33%
Net sales — TTM % of WW net sales	45%	45%	45%	45%	45%	N/A
Gross profit	$200	$206	$318	$280	$267	34%
Gross margin — % of International net sales	20.4%	19.6%	17.9%	20.1%	20.8%	N/A
Gross profit — TTM	$827	$862	$931	$1,005	$1,072	30%
Gross margin — TTM % of International net sales	20.0%	19.8%	19.2%	19.3%	19.5%	N/A
Operating income	$55	$50	$106	$93	$83	50%
Operating margin — % of International net sales	5.6%	4.8%	6.0%	6.7%	6.4%	N/A
Operating income — TTM	$260	$256	$270	$306	$333	28%
Operating margin — TTM % of International net sales	6.3%	5.9%	5.6%	5.9%	6.0%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$429	$477	$621	$540	$536	25%
Operating expenses — TTM	$1,681	$1,816	$1,956	$2,068	$2,175	29%
Operating income (1)	$80	$72	$229	$179	$165	106%
Operating margin — % of consolidated sales	3.7%	3.1%	5.7%	6.0%	5.7%	N/A
Operating income — TTM (1)	$506	$457	$500	$560	$645	28%
Operating margin — TTM % of consolidated net sales	5.5%	4.7%	4.7%	4.9%	5.3%	N/A

Supplemental North America Segment Net Sales:
Media	$730	$785	$1,251	$990	$923	26%
Media — Y/Y growth, excluding F/X	15%	14%	21%	21%	26%	N/A
Media — TTM	$3,260	$3,361	$3,582	$3,757	$3,949	21%
Electronics and other general merchandise	$365	$409	$876	$564	$606	66%
Electronics and other general merchandise — Y/Y growth, excluding F/X	32%	35%	51%	51%	66%	N/A
Electronics and other general merchandise — TTM	$1,622	$1,727	$2,024	$2,214	$2,456	51%
Electronics and other general merchandise — TTM % of North America net sales	32%	32%	34%	35%	37%	N/A
Other	$62	$63	$81	$68	$72	15%
Other — TTM	$246	$255	$263	$273	$282	15%

Supplemental International Segment Net Sales:
Media	$718	$757	$1,247	$1,000	$910	27%
Media — Y/Y growth, excluding F/X	20%	19%	21%	24%	23%	N/A
Media — TTM	$3,077	$3,205	$3,485	$3,722	$3,914	27%
Electronics and other general merchandise	$259	$290	$523	$383	$364	40%
Electronics and other general merchandise — Y/Y growth, excluding F/X	48%	51%	50%	34%	34%	N/A
Electronics and other general merchandise — TTM	$1,033	$1,136	$1,337	$1,455	$1,560	51%
Electronics and other general merchandise — TTM % of International net sales	25%	26%	28%	28%	28%	N/A
Other	$5	$3	$8	$10	$11	143%
Other — TTM	$15	$17	$20	$26	$33	120%

Supplemental Worldwide Net Sales:
Media	$1,448	$1,542	$2,498	$1,990	$1,833	27%
Media — Y/Y growth, excluding F/X	18%	17%	21%	23%	25%	NA
Media — TTM	$6,337	$6,566	$7,067	$7,479	$7,863	24%
Electronics and other general merchandise	$624	$699	$1,399	$947	$970	55%
Electronics and other general merchandise — Y/Y growth, excluding F/X	38%	41%	51%	44%	53%	N/A
Electronics and other general merchandise — TTM	$2,655	$2,863	$3,361	$3,669	$4,015	51%
Electronics and other general merchandise — TTM % of WW net sales	29%	30%	31%	32%	33%	N/A
Other	$67	$66	$89	$78	$83	23%
Other — TTM	$261	$272	$283	$299	$315	21%

Balance Sheet

Cash and marketable securities	$1,419	$1,219	$2,019	$1,420	$1,665	17%

Inventory, net — ending	$521	$736	$877	$754	$735	41%
Inventory — average inventory % of TTM net sales	5.3%	5.8%	6.0%	6.0%	5.9%	N/A
Inventory turnover, average — TTM	14.3	13.2	12.7	12.9	12.9	(10)%

Fixed assets, net	$405	$449	$457	$442	$443	10%

Accounts payable days — ending	53	63	53	47	54	2%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	12,700	13,300	13,900	14,000	14,400	14%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.
(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.

Amazon.com, Inc.

Financial and Operational Summary

(Unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Generally, revenue is recorded gross for sales of our own inventory and net for sales by third parties.

•

Amounts paid in advance for subscription services, including amounts received from Amazon Prime, online DVD rentals and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Shipping revenue was $152 million, up 19% from $128 million.

Cost of Sales

•

Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with our third-party seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•

Outbound shipping costs totaled $227 million, up 21% from $188 million. Net shipping cost was $75 million or 2.6% of net sales, up 25% from a net shipping cost of $60 million or 2.8% of net sales in the prior period.

•	We offer free-shipping and subscriptions to Amazon Prime, which result in a net cost to us in delivery of products.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $63 million, up from $41 million.

•

Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software and our DVD rental library, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

We utilize the accelerated method, rather than a straight-line method, for recognizing stock-based compensation expense. Under this method, over 50% of the compensation cost would be expensed in the first year of a four-year vesting term.

•	Stock-based compensation was $46 million, compared to $30 million.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	As	Stock-Based		As	Stock-Based
	Reported	Compensation	Net	Reported	Compensation	Net
Operating Expenses:
Fulfillment	$258	$(10)	$248	$189	$(7)	$182
Marketing	65	(2)	63	53	(1)	52
Technology and content	201	(25)	176	167	(16)	151
General and administrative	58	(9)	49	50	(6)	44
Other operating expense	3	—	3	3	—	3

Total operating expenses	$585	$(46)	$539	$462	$(30)	$432

Year-over-year Percentage Growth:
Fulfillment	36%		36%	20%		20%
Marketing	23		23	26		28
Technology and content	20		16	58		63
General and administrative	15		11	32		37

Percent of Net Sales:
Fulfillment	9.0%		8.6%	8.9%		8.5%
Marketing	2.2		2.2	2.5		2.4
Technology and content	7.0		6.1	7.8		7.1
General and administrative	2.0		1.7	2.4		2.1

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee from certain third-party seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, our third-party sales have higher fulfillment costs as a percentage of net sales.

•

We expanded our fulfillment capacity in the first half of 2007 and throughout 2006 through gains in efficiencies as well as increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for whom we provide the fulfillment.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the systems and telecommunications infrastructure.

•

We continue to invest in several areas of technology and content including seller platforms, web services, and digital initiatives, as well as expansion of new and existing product categories. We are also investing in technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency. The growth rate of our technology and content spending decreased in Q2 2007 and the six months ended June 30, 2007 compared to the comparable prior period. We intend to continue investing in areas of technology and content as we continue to add employees to our staff and add technology infrastructure.

•

Certain costs relating to development of internal-use software, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years.

	Q2 2007	Q2 2006
	(in millions)
Capitalized costs of internal-use software and website development	$33	$32
Amortization of previously capitalized amounts	(28)	(20)

Net capitalization	$5	$12

Stockholders’ Equity and Stock-Based Awards

•	We granted restricted stock unit awards of 5.8 million shares in Q2 2007 with a per share weighted average fair value of $44.

•

As of June 30, 2007, there were 22.1 million shares underlying outstanding stock awards, consisting of 18.6 million shares underlying restricted stock units and 3.5 million shares underlying stock options with a $23 weighted-average exercise price.

•

As of June 30, 2007, outstanding common shares plus shares underlying outstanding stock-based awards were 435 million, down 2% from 443 million as of June 30, 2006. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•	The increase in stock-based compensation is primarily attributable to the increased number of outstanding restricted stock units and higher grant date fair value per share.

•

In August 2006, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $500 million of our common stock from which we repurchased 8.2 million shares for $252 million in 2006 and 6.3 million shares for $248 million in Q1 2007.

•	In April 2007, our Board of Directors authorized a new 24-month program to repurchase up to an aggregate of $500 million of our common stock.

Other Expense, net

•	Other expense, net consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•

Foreign-currency transaction gains (losses) primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our tax provision for interim periods is determined using an estimate of our annual effective tax rate. The 2007 effective tax rate is estimated to be lower than the 35% statutory rate primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S. There is a potential for significant volatility of our 2007 effective tax rate due to several factors, including variability in accurately predicting our taxable income and the taxable jurisdictions to which it relates.

•

The effective tax rate in 2006 was higher than the 35% statutory rate resulting from establishing our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2005 and 2006 from the U.S. to international locations.

•	Effective January 1, 2007, we adopted the provisions of FIN 48. As of January 1, 2007, our unrecognized tax benefits (“tax contingencies”) totaled $110 million.

•

As a result of the implementation of FIN 48, our tax contingencies increased $8 million, which was accounted for as a decrease to retained earnings of $11 million, which would otherwise have increased our income tax expense in prior periods, and an increase to additional paid-in capital of $3 million related to the tax benefits of excess stock-based compensation deductions. These amounts do not include the federal tax benefit associated with these tax contingencies that will be available to us. To reflect the federal benefit upon the implementation of FIN 48, we also recorded an increase to our deferred tax assets of $2 million which was accounted for as a $3 million increase to retained earnings and a $1 million decrease to additional paid-in capital. As of June 30, 2007, changes to our tax contingencies that are reasonably possible in the next 12 months are not material.

•

We recognize accrued interest and penalties related to our tax contingencies as income tax expense. Our January 1, 2007 tax contingencies include $13 million of interest and penalties, including a $9 million increase related to our adoption of FIN 48. This increase decreased retained earnings by $6 million, net of a $3 million federal tax benefit.

•

We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We may be subject to examination by the Internal Revenue Service (“IRS”) for calendar years 2003 through 2006. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Pennsylvania for 2002 through 2006, Kentucky for 2003 through 2006, Delaware for 2004 through 2006, France for 2003 through 2006, Germany for 1998 through 2006, Luxembourg for 2003 through 2006, and the United Kingdom for 1999 through 2006. In addition, in February 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $90 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006.

•	We have U.S. federal net operating losses that are classified as deferred tax assets and are being utilized to reduce our taxes payable to nominal levels.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended June 30,
	2007			2006
	At Prior	Exchange		At Prior	Exchange
	Year	Rate	As	Year	Rate	As
	Rates (1)	Effect (2)	Reported	Rates (1)	Effect (2)	Reported
Net sales	$2,840	$46	$2,886	$2,163	$(24)	$2,139
Gross profit	691	10	701	514	(5)	509
Operating expenses	578	7	585	464	(2)	462
Income from operations	113	3	116	49	(2)	47
Net interest expense and other (3)	—	—	—	(4)	(1)	(5)
Remeasurements and other income (expense) (4)	(3)	(2)	(5)	2	10	12
Net income	77	1	78	19	3	22
Diluted earnings per share	$0.19	$—	$0.19	$0.04	$0.01	$0.05

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments.
(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Cash Flows and Balance Sheet

•

Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes were $35 million in Q2 2007 and $133 million for the trailing twelve months, compared to $21 million in Q2 2006 and $34 million for the trailing twelve months ended June 30, 2006.

•

Our cash, cash equivalents and marketable securities of $1.66 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $530 million, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $171 million of marketable securities restricted for longer than one year, $39 million of intangible assets net, $19 million of certain equity investments, and $6 million of deferred issuance costs on long-term debt. Marketable securities restricted for longer than one year primarily relate to amounts pledged or otherwise restricted as collateral for standby letters of credit, guarantees, debt, and real estate leases.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $173 million, professional fees, marketing activities, workforce costs – including accrued payroll, vacation and other benefits—and unearned revenue of $77 million, which is recorded when payments are received in advance of performing our service obligations and is recognized ratably over the service period.

Long-term debt primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities	325	(2)	6.785%	February 2010

	$1,225

(1)	The 4.75% Convertible Subordinated Notes are convertible into our common stock at the holders’ option at a conversion price of $78.0275 per share. Total common stock issuable upon conversion of our outstanding 4.75% Convertible Subordinated Notes is 11.5 million shares, which is excluded from our calculation of earnings per share as its effect is anti-dilutive. We have the right to redeem the 4.75% Convertible Subordinated Notes, in whole or in part, by paying the principal and a redemption premium, plus any accrued and unpaid interest. At June 30, 2007, the redemption premium, which decreases by 47.5 basis points on February 1 of each year until maturity, was 0.95%.

(2)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($114.96 per share, based on the exchange rate as of June 30, 2007). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is anti-dilutive. The U.S. Dollar equivalent principal, interest, and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

•

Other long-term liabilities include tax contingencies, long-term capital lease obligations, and other long-term obligations. For further discussion of long-term tax contingencies, see our discussion of “Income Taxes” above.

•

We acquired certain companies during Q2 2007 for an aggregate purchase price of $33 million, including cash payments of $24 million in the three months ended June 30, 2007 and future cash payments of $9 million. We also made principal payments of $13 million on acquired debt in connection with one of these acquisitions. Additional consideration for these acquisitions is contingent upon continued employment. This amount is expensed as compensation over the employment period and not included in the purchase price. Acquired intangibles totaled $24 million and have estimated useful lives of between two and ten years. The excess of purchase price over the fair value of the net assets acquired was $17 million and is classified as “Goodwill” on our consolidated balance sheets. The purchase price allocation for each acquisition is preliminary and subject to revision, and any change to the fair value of net assets acquired will lead to a corresponding change to the purchase price allocable to goodwill. The results of operations of the acquired companies have been included in our consolidated results from each closing date forward. The effect of these acquisitions on consolidated net sales and operating income for Q2 2007 was not significant.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•

The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and Joyo Amazon websites at www.joyo.cn and www.amazon.cn; from our International DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, shoes, sports and outdoors, kitchen and housewares, gourmet food, grocery, jewelry and watches, health and personal care and beauty. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo Amazon customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca – and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo Amazon units), Amazon.com gift certificates or DVD rentals.

Contacts:
Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir